Exhibit 10.1
SURGERY PARTNERS, INC.
CASH INCENTIVE PLAN

1.	PURPOSE
This Cash Incentive Plan (the “Plan”) has been established to advance the interests of Surgery Partners, Inc. (the “Company”) by providing for the grant of Cash Incentive Awards (as defined below) to eligible employees of the Company and its affiliates that are generally based on performance. The Plan was amended on March 18, 2020. This amendment and restatement of the Plan shall be effective for awards granted on or after January 1, 2020.

2.	ADMINISTRATION
The Plan will be administered by the Committee and its delegates (the Committee and its delegates, to the extent of such delegation, are referred to herein as the “Administrator”). For purposes of the Plan, “Committee” means the Compensation Committee of the Board of Directors of the Company. The Administrator has the authority to interpret the Plan and Cash Incentive Awards, to determine eligibility for Cash Incentive Awards, to determine the terms of and the conditions applicable to any Cash Incentive Award, and generally to do all things necessary to administer the Plan. Any interpretation or decision by the Administrator with respect to the Plan or any Cash Incentive Award will be final and conclusive as to all parties.

3.	ELIGIBILITY; PARTICIPANTS
The Administrator will select from among the executive officers and other key employees of the Company and its affiliates those employees who will from time to time participate in the Plan (each, a “Participant”). Participation with respect to one Cash Incentive Award under the Plan will not entitle an individual to participate with respect to a subsequent Cash Incentive Award or Cash Incentive Awards, if any, and will not entitle a Participant to continued employment or constitute the basis for any claim of damages in connection with a termination of employment or otherwise.

4.	GRANT OF AWARDS
The term “Cash Incentive Award” as used in the Plan means an award opportunity that is payable in cash and is granted to a Participant with respect to a specified performance period (consisting of the Company’s fiscal year or such other period as the Administrator may determine, each a “Performance Period”). A Participant who is granted a Cash Incentive Award will be entitled to a payment, if any, under the Cash Incentive Award only if all conditions to payment have been satisfied in accordance with the Plan and the terms of the Cash Incentive Award. By accepting (or, under such rules as the Administrator may prescribe, being deemed to have accepted) a Cash Incentive Award, the Participant agrees (or will be deemed to have agreed) to the terms of the Cash Incentive Award and the Plan. For each Cash Incentive Award, the Administrator shall establish the following:

(a) the Performance Criteria (as defined in Section 5 below) applicable to the Cash Incentive Award;
(b) the amount or amounts that will be payable (subject to adjustment in accordance with Section 6) if the Performance Criteria are achieved; and
(c) such other terms and conditions as the Administrator deems appropriate, subject in each case to the terms of the Plan.

Cash Incentive Awards will be made at the time or times determined by the Committee for each Performance Period. Once the Committee has established the terms of a Cash Incentive Award, it may make adjustments it deems appropriate in the amount of the payment or in the Performance Criteria in the manner described in Section 5.

5.	PERFORMANCE CRITERIA
As used in the Plan, “Performance Criteria” means specified criteria, other than the mere continuation of employment or the mere passage of time, the satisfaction of which is a condition for the vesting, payment or full enjoyment of a Cash Incentive Award.

(a) A Performance Criterion and any targets with respect thereto determined by the Administrator need not be based upon an increase, a positive or improved result or avoidance of loss, may consist of individual and/or Company-related goals and may be applied to a Participant or Participants on an individual basis or with respect to a business unit or division or the Company as a whole.

(b) A Performance Criterion will mean a measure of performance relating to any or any combination of the following (measured either absolutely or comparatively (including, without limitation, by reference to an index or indices or a specified peer group) and determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, facility, line of business, project or geographical basis or in combinations thereof and subject to such adjustments, if any, as the Committee specifies: sales; revenues; assets; expenses; earnings before or after deduction for all or any portion of interest, taxes, depreciation, amortization or equity expense, whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital, capital employed or assets; one or more operating ratios; operating income or profit, including on an after tax basis; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; stock price; stockholder return; sales of particular products or services; customer satisfaction; customer acquisition or retention; acquisitions and divestitures (in whole or in part); joint ventures and strategic alliances; spin-offs, split-ups and the like; reorganizations; or recapitalizations, restructurings, financings (issuance of debt or equity) or refinancings.

(c) Performance Criteria may include subjective and non-economic measures and goals that are determined by the Administrator from time to time. A Performance Criterion and any targets with respect thereto determined by the Administrator need not be based upon an increase, a positive or improved result or avoidance of loss.

(d) The Administrator may provide that one or more of the Performance Criteria applicable to such Award will be adjusted to reflect events (for example, the impact of charges for restructurings, discontinued operations, mergers, acquisitions, and other unusual or infrequently occurring items, and the cumulative effects of tax or accounting changes) occurring during the performance period that affect the applicable Performance Criterion or Criteria.

6.	DETERMINATION OF AMOUNTS PAYABLE
As soon as practicable after the close of a Performance Period, the Administrator will determine whether and to what extent, if at all, the Performance Criterion or Criteria applicable to a Cash Incentive Award granted for the Performance Period have been satisfied. The Administrator shall then determine the actual payment, if any, under each Cash Incentive Award. The Administrator may, in its sole and absolute discretion and with or without specifying its reasons for doing so, after determining the amount that would otherwise be payable under any Cash Incentive Award for a Performance Period, reduce, adjust or increase the amount payable under such Cash Incentive Award. The Administrator may exercise the discretion described in the immediately preceding sentence either in individual cases or in ways that affect more than one Participant. The actual payment under a Cash Incentive Award may be more or less than the amount indicated by the level of achievement under the Cash Incentive Award. In each case, the Administrator’s discretionary determination, which may affect different Cash Incentive Awards differently, will be binding on all parties.

7.	PAYMENT UNDER AWARDS
        Except as otherwise determined by the Administrator or as otherwise provided in this Section 7, all payments under the Plan will be made, if at all, not later than March 30th of the calendar year following the calendar year in which the Performance Period ends; provided, that the Administrator may authorize elective deferrals of any Cash Incentive Award payments in accordance with the deferral rules of Section 409A of the Code. Payments under the Plan will be made in cash or, at the sole discretion of the Administrator, in the form of an award under the Company’s 2015 Omnibus Stock Incentive Plan, or any successor equity incentive program adopted by the Company, (the “Stock Incentive Plan”). Any such award under the Stock Incentive Plan is conditioned on action by the administrator thereof to authorize the award. In addition, as provided in the Stock Incentive Plan and subject to the consent of the Administrator, a Participant may elect to receive payment under a Cash Incentive Award in the form common stock issued through the Stock Incentive Plan. Unless otherwise determined by the Administrator, a Cash Incentive Award payment will not be made unless a Participant has remained employed with the Company and its affiliates through the date of payment.

8. TAX WITHHOLDING; LIMITATION OF LIABILITY

(a) All payments under the Plan will be subject to reduction for applicable tax and other legally or contractually required withholdings.

(b) Neither the Company nor any affiliate, nor the Administrator, nor any person acting on behalf of the Company, any affiliate, or the Administrator, will be liable for any adverse tax or other consequences to any Participant or to the estate or beneficiary of any Participant or to any other holder of a Cash Incentive Award that may arise or otherwise be asserted with respect to a Cash Incentive Award, including, but not limited to, by reason of the application of Section 10 below or any acceleration of income or any additional tax (including any interest and penalties) asserted by reason of the failure of a Cash Incentive Award to satisfy the requirements of Section 409A of the Code or by reason of Section 4999 of the Code, or otherwise asserted with respect to the Cash Incentive Award.

9.	AMENDMENT AND TERMINATION
The Committee or the Board of Directors of the Company may amend the Plan at any time and from time to time, and may terminate the Plan at any time.

10. RECOVERY OF PAYMENTS

The Administrator may provide that Cash Incentive Awards will be subject to forfeiture, termination or rescission, and that a Participant will be obligated to return to the Company payments received with respect to a Cash Incentive Award, in connection with (i) a breach by the Participant of a Cash Incentive Award agreement or the Plan, or any non-competition, non-solicitation, confidentiality or similar covenant or agreement with the Company or any of its affiliates or (ii) an overpayment to the Participant of incentive compensation due to inaccurate financial data. Without limiting the generality of the foregoing, the Administrator may recover Cash Incentive Awards and payments under any Cash Incentive Award in accordance with any applicable Company clawback or recoupment policy, as such policy may be amended and in effect from time to time, or as otherwise required by applicable law or applicable stock exchange listing standards, including, without limitation, Section 10D of the Securities Exchange Act of 1934, as amended. Each Participant, by accepting a Cash Incentive Award pursuant to the Plan, agrees to return the full amount required under this Section 10 at such time and in such manner as the Administrator shall determine in its sole discretion, consistent with applicable law.

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